EXHIBIT B-1

                                   TERM SHEET

     The following is a summary of all material terms and conditions relating to the relocation by Arizona Public Service Company, an Arizona corporation ("APS") of its

     a. electric generating business and assets (the "Generating Assets"), as more particularly defined below, which will be moved to APS's affiliate, Pinnacle West Energy Corporation, an Arizona corporation ("PWEC"); and

     b. bulk power marketing and trading assets (the "Bulk Power Assets") which will be moved to Pinnacle West Capital Corporation, an Arizona corporation ("PWCC"),

in conjunction with an overall corporate reorganization by PWCC, APS's parent company, which is, in substantial respect, undertaken in furtherance of a Settlement Agreement, dated May 14, 1999, and approved by the Arizona Corporation Commission (the "ACC") on October 6, 1999 in its Decision No. 61973.

EXECUTIVE SUMMARY:

     In furtherance of an overall corporation reorganization, APS intends to move its

     a. Generating Assets, as described below, in two (2) stages, to two (2) newly created subsidiaries (respectively, "Subsidiary A" and "Subsidiary B") that will each be merged into PWEC; and

     b.   Bulk Power Assets that will be relocated to PWCC.

     The bulk of APS's Fossil Assets and Solar Assets (as defined below) will be moved to Subsidiary A by January 1, 2001, and APS's Nuclear Assets (as defined below) will be moved to Subsidiary B by December 31, 2002. APS's Bulk Power Assets will be moved to PWCC by January 1, 2001.

     Simultaneously with each stage of the relocation of Generating Assets, APS will divest itself of its ownership interest in Subsidiary A and Subsidiary B, respectively, by transferring the common stock of each subsidiary to PWCC. PWCC will then merge each subsidiary into its wholly owned subsidiary, PWEC, thereby completing the move of APS's Generating Assets to its affiliate, PWEC. Any Fossil Assets, as defined below, that are not moved to PWEC by January 1, 2001, will be moved to PWEC using a similar subsidiary transaction by December 31, 2001. The Bulk Power Assets will be moved directly to PWCC.

     As a result of this corporate reorganization, by January 1, 2003, APS shall be engaged in the transmission and distribution of electricity in the State of Arizona, and will no longer be engaged in the generation of electricity. PWEC shall be engaged in the generation and sale of electricity to wholesale customers in the region bounded by the Western States Coordinating Council. By
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January 1, 2001, PWCC will assume the bulk power marketing and trading activities that were previously conducted by APS.

THE PLAN OF REORGANIZATION

1.   GENERATING ASSETS:

     1.1.  Palo Verde Nuclear Generating Station - Wintersburg, Arizona

     1.2.  Four Corners Generating Station - Fruitland, New Mexico

     1.3.  Navajo Generating Station - Page, Arizona

     1.4.  Cholla Generating Station - Joseph City, Arizona

     1.5.  West Phoenix Generating Station - Phoenix, Arizona

     1.6.  Ocotillo Generating Station - Tempe, Arizona

     1.7.  Saguaro Generating Station - Red Rock, Arizona

     1.8.  Yucca Generating Station - Yuma, Arizona

     1.9.  Douglas/Fairview Generating Station - Douglas, Arizona

     1.10. Various grid-connected solar generating facilities located in the State of Arizona

     Item 1.1 is referred to herein as the "Nuclear Assets."
     Items 1.2 through 1.9 are referred to herein as the "Fossil Assets."
     Item 1.10 is referred to herein as the "Solar Assets."

     BULK POWER ASSETS

     Various agreements relating to the purchase and sale of bulk electric power, emission allowances, natural gas, and other energy-related commodities, together with infrastructure and related items of tangible personal property used or useful in connection with the conduct of bulk power trading activities.

2.   ESTABLISHED ASSET VALUE:

     For purposes of the reorganization, the Generating Assets and the Bulk Power Assets will be valued at APS's book value as of the Closings referred to in Sections 3.1.1 and 3.1.2, below.

3.   OTHER MATERIAL TERMS AND CONDITIONS:

     3.1 Effective Dates:

         3.1.1 The bulk of the Fossil Assets, the Solar Assets and the Bulk Power Assets will be moved on or before January 2, 2001. Any remaining Fossil Assets will be moved by December 31, 2001.

         3.1.2    The Nuclear Assets will be moved by December 31, 2002.

     3.2 Conditions and Approvals Required as a Condition of the Reorganization:

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         3.2.1    Third Party Approvals and Consents: The reorganization will be subject to certain approvals and consents:

                  3.2.1.1 Participant approvals, to the extent applicable, for the Four Corners Generating Station, Navajo Generating Station and Palo Verde Nuclear Generating Station.

                  3.2.1.2 Third party consents to assignment and transfer of various contracts, licenses, leases, easements, permits, etc., necessary and useful for the operation of the assets being transferred (E.G., goods and services).

         3.2.2 Regulatory Requirements: The reorganization will be subject to certain regulatory requirements:

                  3.2.2.1 Federal Energy Regulatory Commission ("FERC") approval under Section 203 of the Federal Power Act.

                  3.2.2.2 Receipt of favorable letter rulings from the Internal Revenue Service that the proposed reorganization will be tax free.

                  3.2.2.3 Final approval by the Securities Exchange Commission, pursuant to Section 9(a)(2) of the Public Utility Holding Company Act ("PUHCA"), that PWCC, as an exempt holding company, may acquire an interest in PWEC, a public utility for purposes of PUHCA; or alternatively, a determination by the FERC that PWEC is an exempt wholesale generator under Section 32 of PUHCA.

                  3.2.2.4 Permit transfer approvals from various Federal, State and local environmental regulatory authorities.

                  3.2.2.5 Approval by the Nuclear Regulatory Commission of the transfer of the Palo Verde Nuclear Generating Station Operating License from APS to PWEC.

         3.2.3  Other Conditions

On the effective dates of the reorganization, indicated above, the parties will deliver all appropriate instruments and documents as necessary to accomplish the relocation of the Generating Assets and Bulk Power Assets to PWEC and PWCC, respectively, including necessary instruments of title and assignments of all contracts, permits, authorizations, leases, water rights, easements and rights-of-way used and useful to ownership or operation of the Assets.

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